UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Novatel Wireless, Inc.

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May 6, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Novatel Wireless, Inc. The meeting will be held on Thursday, June 10, 2010, at 2:00 p.m., local time, at the Woodfin Hotel, 10044 Pacific Mesa Blvd., San Diego, California 92121.

Information about the meeting is included in the following Notice of Annual Meeting of Stockholders and Proxy Statement. Also included is a proxy card and postage-paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please complete, sign, date and promptly return your proxy card in the enclosed postage-paid return envelope. If you hold your shares through an account with a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to seeing you at the meeting.

Sincerely,

Peter V. Leparulo
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 10, 2010

The 2010 Annual Meeting of Stockholders of Novatel Wireless, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 10, 2010, at 2:00 p.m., local time, at the Woodfin Hotel, 10044 Pacific Mesa Blvd., San Diego, California 92121. The meeting will be held for the following purposes:

1.	To elect two directors to serve until the 2013 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for 2010; and

3.	To transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Holders of record of the Company’s common stock as of the close of business on April 14, 2010, are entitled to notice of, and to vote at, the annual meeting.

Your vote is very important. Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return your proxy card in the enclosed postage-paid return envelope. If you hold shares through an account with a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors,

Catherine F. Ratcliffe
Senior V.P., Business Affairs, General Counsel and Secretary

May 6, 2010

San Diego, California

NOVATEL WIRELESS, INC.

9645 Scranton Road

San Diego, California 92121

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

This proxy statement and the enclosed proxy card are being sent to you on behalf of the Board of Directors (the “Board”) of Novatel Wireless, Inc. (the “Company”) to solicit your proxy to vote at the Company’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 10, 2010, at 2:00 p.m., local time, at the Woodfin Hotel, 10044 Pacific Mesa Blvd., San Diego, California 92121. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement.

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about May 6, 2010.

What matters will be considered at the Annual Meeting?

At the Annual Meeting, our stockholders will be asked:

•	To elect two directors to serve until the 2013 Annual Meeting of Stockholders;

•	To ratify the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for 2010; and

•	To consider such other business as may properly come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Record holders of our common stock as of the close of business on April 14, 2010 are entitled to notice of, and to vote at, the Annual Meeting. You are a holder of record if your shares were registered directly in your name with our transfer agent, Computershare Trust Company, at the close of business on April 14, 2010. If your shares were held through an account with a broker, bank or other nominee at that time, then your shares are held in “street name” and the organization holding your account is considered the holder of record for purposes of voting at the Annual Meeting. However, as a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote your shares.

How many votes do I have?

Each holder of record as of the close of business on April 14, 2010 is entitled to one vote for each share of common stock held on that date. As of that date, we had 31,254,969 shares of common stock outstanding.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends a vote:

•	“FOR” the election of each of the two director nominees to serve until the 2013 Annual Meeting of Stockholders; and

•	“FOR” the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for 2010.

How do I cast my vote?

If you are a holder of record, you can vote in person at the Annual Meeting or by proxy prior to the Annual Meeting. To vote by proxy, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid return envelope.

If your shares are held in “street name,” your broker, bank or other nominee will provide you with instructions on how to vote your shares. If you hold your shares in “street name” and do not instruct your broker, bank or other nominee how to vote your shares, your shares will not be voted in the election of directors. To be sure your shares are voted in the manner you desire, you should instruct your broker, bank or other nominee how to vote your shares.

Voting your shares is even more important this year due to a recently amended stock exchange rule that prohibits your broker, bank or other nominee from voting your shares with respect to the election of directors without your express voting instructions.

If you hold your shares in “street name” and wish to attend the Annual Meeting and vote your shares in person, you must obtain a valid proxy from your broker, bank or other nominee.

Can I change my vote after I have mailed my signed proxy card?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this by:

•	delivering a written notice revoking your proxy to the Company’s Corporate Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

What if I return a signed proxy card but do not provide voting instructions?

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions on the proxy. If a properly executed proxy gives no specific voting instructions, the shares of common stock represented by your proxy will be voted:

•	“FOR” the election of each of the two director nominees to serve until the 2013 Annual Meeting of Stockholders;

•	“FOR” the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for 2010; and

•	at the discretion of the proxy holders with respect to any other matter that is properly presented at the Annual Meeting.

What will constitute a quorum at the Annual Meeting?

Holders of a majority of our common stock entitled to vote at the Annual Meeting must be present at the Annual Meeting, in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Your shares will be counted toward the quorum if you submit a properly executed proxy or vote at the Annual Meeting. If there is no quorum, a majority of the votes present at the Annual Meeting, in person or by proxy, may adjourn the meeting to another date.

How many votes are required to elect the director nominees?

The directors will be elected by a plurality of the votes cast by holders of our common stock.

What does it mean if I received more than one proxy card?

If you received more than one proxy card, your shares are likely registered in more than one name or are held in more than one account. Please complete, sign, date and promptly return each proxy card to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

The Company pays the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person or by telephone. However, they will not receive additional compensation for soliciting proxies. We may also request brokers, banks and other nominees to forward copies of these proxy materials to the beneficial holders of our shares and to request instructions for the execution of proxies. We will reimburse these persons for their reasonable expenses in so doing.

Where else are the proxy materials available?

The proxy statement and our 2009 Annual Report are available for your review at www.nvtl.com/proxymaterials.

Where can I find directions to the Annual Meeting location?

Directions to the Woodfin Hotel are available at www.woodfinhotelsandiego.com.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected to serve three-year terms expiring at the 2013 Annual Meeting of Stockholders. This section contains information about the two director nominees and the directors whose terms of office continue after the Annual Meeting. The nominees for election are James Ledwith and John D. Wakelin. Each of the director nominees is an incumbent director whose nomination to serve on the Board was recommended by the Nominating and Corporate Governance Committee and approved by the Board.

The directors will be elected by a plurality of the votes cast at the Annual Meeting. A “withhold” vote will have no effect on the outcome of the election of directors.

The Board Recommends a Vote “FOR” Each of the Two Director Nominees.

Nominees to be Elected For Terms Expiring at the 2013 Annual Meeting of Stockholders

James Ledwith, age 64, has served as a director since March 2008. Mr. Ledwith served as a partner at J.H. Cohn, an accounting and consulting firm, from 1992 until his retirement in 2009 and was a lecturer at San Diego State University from 2000 to 2007. Mr. Ledwith serves as a director of San Diego Trust Bank, a privately held community bank. Mr. Ledwith is a certified public accountant and received his undergraduate degree from Babson College and a Master of Business Administration from the Wharton Graduate Division of the University of Pennsylvania.

Mr. Ledwith spent his career primarily in public accounting and has extensive knowledge of accounting and financial reporting rules and regulations. Mr. Ledwith’s educational background and accounting expertise provide a solid background for him to advise and consult with the Board on financial and audit-related matters as a member of the Audit Committee.

General John D. Wakelin (U.S. Army, Retired), age 74, has served as a director since May 2009. For the last 20 years he has worked in senior executive and business development roles at SAIC, a Fortune 500 scientific, engineering, and technology applications company. At SAIC, General Wakelin has overseen numerous programs in large scale computing, telecommunications systems, and complex enterprise software systems for the public and private sector. He retired as Brigadier General for the Army where he served for 30 years in a number of roles, culminating in the Joint Staff as Deputy Director for Command Control and Communications for the Joint Chiefs of Staff under Presidents Reagan and Bush and as Deputy Commander for Research and Development for the U.S. Army Communications Electronics Command at Fort Monmouth, N.J. General Wakelin holds a Bachelor of Science from the University of San Francisco and he completed all graduate level course work in Social Psychology for the Army’s Foreign Area Officer Program at San Diego State University. General Wakelin also attended the U.S. Army Command and General Staff College and National War College. He is a member of the Armed Forces Communications and Electronics Association and the Association of the United States Army.

General Wakelin’s over 20 years of experience in executive and business development positions at SAIC gives him a strong understanding of the technology industry, making him well-suited to be a member of the Board. General Wakelin also brings to the Board strong leadership experience as a result of his 30 years of service in the U.S. Army.

Current Directors Whose Terms Expire at the 2011 Annual Meeting of Stockholders

Russell Gerns, age 72, has served as director since September 2009. Mr. Gerns has more than 25 years of operational and finance experience, having participated in the founding and dramatic growth of numerous high-tech companies, including Scientific Data Systems (which was acquired by Xerox Corporation), Computer Machinery Corporation, Cipher Data Products and Rexon, Inc. (which was acquired by Legacy Storage Systems

Corporation). Since 1985, Mr. Gerns has concentrated on venture capital financing of start-up companies, private equity investments, and company acquisitions. Mr. Gerns is a member of the Board of Advisors of the UCLA Anderson School of Management Center for Entrepreneurial Studies, a member of the Board of Directors of the California Council on Economic Education, and has taught as a professor of business management at Pepperdine University. Mr. Gerns earned his undergraduate degree from the University of California, Los Angeles.

Mr. Gerns’ extensive operational and finance experience with high-tech companies brings to the Board a valuable perspective on the technology industry. His experience with venture capital financing, private equity investments and acquisitions also provides additional insight to the Board regarding business and management of technology companies.

John Ross, age 47, has served as a director since June 2007 and as our Vice President of Product Management since November 2009. Mr. Ross served as a consultant to the Company from December 2008 to November 2009. From February 2007 until December 2008, Mr. Ross was President and Chief Executive Officer of Media Connex, Inc., a San Diego based company that provided bundled services and equipment for wireless networks, network security, advanced diagnostics, and other IT services and solutions. Before founding Media Connex, Mr. Ross held various leadership positions within the Company in engineering and business development from August 2000 to February 2007. Prior to that, Mr. Ross held leadership positions at Motorola’s subscriber equipment division participating in the development of high volume consumer handsets, most notably contributing to the roll out of the Japan CDMA network and the launch of the CDMA StarTACs for North America. Mr. Ross has also held engineering positions with US Robotics and Littlefuse, Inc. Mr. Ross holds a Bachelor of Science in Electrical Engineering from Washington University and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Mr. Ross’ experience in the wireless technology sector, including as an employee of Novatel Wireless, and as the founder and chief executive officer of a company that provided information technology services gives him an understanding of the opportunities and challenges associated with our business. Mr. Ross’ background as an engineer and his degree in business bring to the Board in-depth insight into the technology and business issues affecting the Company.

David A. Werner, age 58, has served as a director since January 2004. Mr. Werner has been co-owner of Aerofit, Inc., an engineered component manufacturer, since 2004. Mr. Werner was previously a partner at Engineered Components, an acquisition and business development company serving the engineered components market, which he joined in 2002. Mr. Werner also served as Executive Vice President and Chief Financial Officer of Day Runner, Inc. from 1999 to 2002. From 1994 to 1999, Mr. Werner was Executive Vice President and a member of the Board of Directors of Kaynar Technologies, Inc., a specialty component manufacturer. From 1990 to 1993, he served as Vice President and Chief Financial Officer of Microdot, Inc. From 1978 to 1990, Mr. Werner served in various accounting, financial, operating and executive positions with Lear Siegler. From 1974 to 1978, Mr. Werner worked for Peat, Marwick, Mitchell & Co. (currently KPMG). Mr. Werner is a certified public accountant and received a Bachelor of Science in Business Administration and a Master of Business Administration from the University of Southern California.

Mr. Werner’s brings leadership, financial experience and a background in executive management to the Board. Mr. Werner has a strong understanding of the issues affecting the Company as a result of his over 20 years of executive experience in various industries. With his background in accounting, Mr. Werner also brings an understanding of financial issues to the Board and the Audit Committee.

Current Directors Whose Terms Expire at the 2012 Annual Meeting of Stockholders

Peter V. Leparulo, age 51, has served as a director since May 2003, as our Chairman since November 2006 and as our Chief Executive Officer since April 2008. He also served as our Chief Executive Officer from January 2003 to November 2006. From May 2001 to January 2003, he served as our Senior Vice President, General

Manager, CDMA Operations. From September 2000 to May 2001, he served as our Senior Vice President, Corporate and Strategic Development and General Counsel. From June 1998 until September 2000, Mr. Leparulo was a Senior Partner at the law firm of Orrick, Herrington & Sutcliffe LLP, where he specialized in corporate finance, mergers and acquisitions, securities, intellectual property and general corporate matters. Prior to joining Orrick, Mr. Leparulo was a Partner at the law firm of Pillsbury Madison & Sutro LLP, from January 1992 until June 1998, and an Associate at that firm from October 1989 until January 1992. He holds a Bachelor of Science from Colgate University and a Juris Doctor from Case Western Reserve University.

Mr. Leparulo’s nearly 10 years of experience at the Company, culminating in his service as the Company’s Chairman and Chief Executive Officer, gives him in-depth knowledge of the Company’s business and an understanding of operational and strategic matters impacting the Company. Mr. Leparulo’s background as an attorney gives the Board valuable insight into managing the Company’s business in a complex legal environment.

Horst J. Pudwill, age 65, has served as a director since July 2003. Mr. Pudwill is the founder and current Chairman of the Board and Executive Director of Techtronic Industries Co., Ltd., a Hong Kong-listed global manufacturer of industry leading brands in power tools, lawn and garden equipment and floor care appliances. Mr. Pudwill served as Chief Executive Officer of Techtronic Industries from 1985 to 2008. Mr. Pudwill co-founded our Company and previously served on our Board from 1996 until 2000. Mr. Pudwill received a master’s degree in commerce and engineering from Technical College, Flensburg, Germany and a degree in Engineering from Technical College, Verden, Germany.

As a long-term member of the Board, Mr. Pudwill has a familiarity with the Company that makes him uniquely qualified to serve as a director of the Company. Mr. Pudwill’s experience as a director and founding executive of a foreign-listed company and his education give him a comprehensive understanding of the operational and strategic challenges that face global companies.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The audit committee has appointed Ernst & Young LLP as the company’s independent registered public accounting firm for 2010. The board is asking stockholders to ratify this appointment. Although SEC regulations require the company’s independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the audit committee and the board on a key corporate governance issue. In the event that our stockholders do not ratify the appointment, it will be considered as a direction to our audit committee to consider the selection of a different firm.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young. Abstentions will have the effect of a vote against this proposal.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board Recommends a Vote “FOR” Proposal 2.

CORPORATE GOVERNANCE

Director Independence

Under the Nasdaq listing requirements, a majority of the members of our Board must be independent. The Board has determined that of our current non-management directors, Mr. Gerns, Mr. Ledwith, Mr. Pudwill, Gen. Wakelin and Mr. Werner, are each independent of the Company and management within the meaning of the Nasdaq listing requirements. Messrs. Leparulo and Ross are not “independent” under the Nasdaq listing requirements because each is an employee of the Company.

Director Nominations

Qualifications. The Nominating and Corporate Governance Committee considers a number of factors in its evaluation of director candidates, including the members of the Board eligible for re-election. These factors include relevant business experience, expertise, character, judgment, length of potential service, independence, other commitments and the current needs of the Board and its committees. In the case of incumbent directors, the Nominating and Corporate Governance Committee also considers a director’s overall service to the Company during his term, including the number of meetings attended, level of participation and quality of performance.

While the Nominating and Corporate Governance Committee has not established specific criteria related to a director candidate’s age, education, experience level or skills, it expects qualified candidates will have ample experience and a proven record of business success and leadership. The Nominating and Corporate Governance Committee believes the Board should be comprised of a diverse group of individuals with significant and appropriate senior management and leadership experience, an understanding of technology relevant to the Company and its business, a long-term and strategic perspective and the ability to advance constructive debate and a global perspective. While the Board considers diversity in its evaluation of candidates, the Board does not have a policy specifically focused on diversity.

Stockholder Recommendations. The Nominating and Corporate Governance Committee considers recommendations of potential director candidates from stockholders based on the same criteria as a candidate identified by an individual director or the Nominating and Corporate Governance Committee. We have never received a recommendation for a director candidate from a stockholder.

Stockholders may recommend candidates at any time. However, to be considered by the Nominating and Corporate Governance Committee for inclusion in the proxy statement for our next Annual Meeting of Stockholders, recommendations must be received by the Corporate Secretary at least 120 days prior to the first anniversary of the date of the proxy statement mailed to stockholders for the immediately preceding Annual Meeting of Stockholders. A stockholder’s notice must include the following:

•

a written statement by the director candidate agreeing to be named in our proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•	the director candidate’s full name, age, business and residential addresses and principal occupation or employment for at least the past five years;

•	information regarding any relationships between the candidate and the Company within the last three years;

•	a description of the proposed nominee’s qualifications as a director; and

•	a written statement that the nominating stockholder is a beneficial or record owner of our stock.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Novatel Wireless, Inc., c/o Corporate Secretary, 9645 Scranton Road, San Diego, California 92121.

Communications with the Board

Stockholders and other interested parties may communicate with the Board, the non-management directors or specific directors by mail addressed to: Novatel Wireless, Inc., c/o Corporate Secretary, 9645 Scranton Road, San Diego, California 92121. The communication should clearly indicate whether it is intended for the Board, the non-management directors or a specific director. Our Corporate Secretary will review all communications and will, on a periodic basis, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or that relate to matters that are clearly improper or irrelevant to the functioning of the Board.

Code of Ethics

The Board has adopted a code of business conduct and ethics applicable to all our directors, officers and employees. The purpose of the code of business conduct and ethics is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report concerns regarding possible unethical or unlawful conduct and to help enhance and formalize our culture of integrity, respect and accountability. We distribute copies of the code to, and conduct periodic training sessions regarding its content for, our newly elected directors and newly hired officers and employees. We will post information regarding any amendment to, or waiver from, our code of business conduct and ethics on our website in the Investors tab under “Corporate Governance” as required by applicable law. A copy of our code of business conduct and ethics is available on our website under the Investors tab under “Corporate Governance.”

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

The Board currently consists of seven members, five of whom are non-management directors. The Board is currently divided into three classes with each class serving a three-year term. The term of one class expires at each Annual Meeting of Stockholders of the Company.

As previously announced, Greg Lorenzetti resigned from the Board effective April 21, 2010. In his resignation letter, Mr. Lorenzetti stated that his professional commitments did not permit him to devote the time necessary to continue to serve as a director of the Company. His current term as a director would have expired at the Annual Meeting. The Nominating and Corporate Governance Committee intends to conduct a search for a new independent director who would also be eligible to serve as a member of our Audit Committee. Until a suitable candidate is identified, the Board has reduced the size of the Board to seven members.

Board Meetings

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his duties and to attend all meetings of the Board and the committees on which he serves. The Board held 11 meetings during 2009. Each Board member attended at least 75% of the meetings of the Board and the committees on which he served during the period for which he was a director or committee member.

Annual Meeting of Stockholders

We do not have a formal policy regarding attendance by members of the Board at our Annual Meetings of Stockholders. However, we encourage, but do not require, our directors to attend. Three of our directors, Mr. Ledwith, Mr. Leparulo and Gen. Wakelin, attended the 2009 Annual Meeting of Stockholders.

Board Committees

The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a written charter adopted by the Board. All of the charters are publicly available on our website at www.novatelwireless.com in the Investors tab under “Corporate Governance.” You may also obtain a copy of these charters upon written request to our Corporate Secretary at our principal executive offices.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board appoints committee members annually. The table below sets forth the current composition of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Russell Gerns			✓
James Ledwith	✓	✓(Chair)
Peter V. Leparulo
Horst J. Pudwill		✓
John R. Ross
John Wakelin			✓(Chair)
David A. Werner	✓(Chair)

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements and internal control over financial reporting. The functions and responsibilities of the Audit Committee include:

•	engaging our independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	reviewing with management and the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	preparing the Audit Committee Report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

The Audit Committee generally meets from six to eight times a year. In 2009, the Audit Committee met 11 times.

Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined by the Nasdaq listing requirements and SEC rules. The Board has also determined that Mr. Werner meets the requirements of an “audit committee financial expert” as defined by SEC rules.

Compensation Committee

The Compensation Committee establishes, administers and oversees compliance with our policies, programs and procedures for compensating our executive officers and the Board. The functions and responsibilities of the Compensation Committee include:

•	establishing and reviewing our general compensation policies and levels of compensation applicable to our executive officers and our non-management directors;

•	evaluating the performance of and determining the compensation for our executive officers, including our chief executive officer;

•	reviewing regional and industry-wide compensation practices in order to assess the adequacy and competitiveness of our executive compensation programs; and

•	administering our equity incentive compensation plans and approving awards of stock or stock options to employees and other parties.

The Compensation Committee met four times in 2009. The Board has determined that each member of the Compensation Committee is “independent” as defined by the Nasdaq listing requirements.

Nominating and Corporate Governance Committee

The functions and responsibilities of the Nominating and Corporate Governance Committee include:

•	monitoring developments in corporate governance principles and standards;

•	developing and recommending a set of corporate governance guidelines applicable to the Company;

•	reviewing possible conflicts of interest of Board members and management;

•	recommending whether incumbent directors should be nominated for re-election to the Board;

•	recommending director nominees;

•	establishing procedures and guidelines for individuals to be considered to become directors;

•	reviewing and evaluating director nominees submitted by stockholders;

•	recommending the appropriate size and composition of the Board and each of its committees;

•	overseeing annual evaluations of the performance of the Board, the Board committees and the directors;

•	monitoring the continued legal compliance of our established principles and policies; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis.

In December 2009, the Board reorganized the Nominating Committee and the Corporate Governance Committee into a single committee—the Nominating and Corporate Governance Committee. In 2009, the Nominating Committee met one time and the Corporate Governance Committee met one time. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined by the Nasdaq listing requirements.

Board Leadership Structure

The Company currently combines the positions of Chairman and Chief Executive Officer. The Company’s policy as to whether the same person should serve in these positions is based on the Company’s needs at any particular time. The Board believes that the current structure, in which Mr. Leparulo serves as Chairman and Chief Executive Officer, is appropriate given Mr. Leparulo’s long-term experience with the Company and his specialized knowledge regarding the challenges and opportunities affecting the Company. The current structure also allows Mr. Leparulo to act as a bridge between management and the Board.

The Board annually elects an independent director to serve as lead director. The primary responsibilities of the lead director include:

•	advising the Chairman as to the schedule of, agenda for and information to be provided in connection with Board meetings;

•	convening and presiding at meetings of non-management directors and presiding at Board meetings at which the Chairman is not present;

•	acting as a liaison between the non-management directors and the Chairman on sensitive issues; and

•	acting as a liaison for communication with Company stockholders.

The Board has elected Mr. Ledwith to serve as our lead director. Prior to Mr. Ledwith’s election, Mr. Lorenzetti served as our lead director.

Board’s Role in Risk Oversight

The Board plays an active role in the Company’s risk oversight and is responsible for overseeing the processes established to report and monitor systems that mitigate material risks applicable to the Company. The Board delegates certain risk management responsibilities to the committees of the Board. The Audit Committee discusses with management the Company’s policies regarding risk assessment and risk management and the Company’s significant financial risk exposures and the actions that management has taken to limit, monitor or control those exposures. The Compensation Committee reviews the compensation of the Company’s executive officers at least annually and considers the design of compensation programs and arrangements. The Nominating and Corporate Governance Committee considers corporate governance issues affecting the Company and makes recommendations to the Board as appropriate. Each of these committees regularly report to the Board. The Board also receives regular reports on the Company’s risk management from senior representatives of the Company’s independent registered public accounting firm.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Upon the recommendation of the Compensation Committee, the Board makes all compensation decisions for our non-management directors. In setting director compensation, the Compensation Committee considers, among other things, the amount of time required of directors to fulfill their duties. A director who is an employee of the Company does not receive additional compensation for serving as a director.

Cash Compensation. The table below summarizes the components of cash compensation payable to our non-management directors for Board and Board committee service in 2009. The Company reimburses directors for reasonable expenses incurred in connection with attending Board and Board Committee meetings.

Service	Fee Earned
Board:
Annual Retainer	$20,000
Lead Independent Director	$15,000
Meeting Fee (in person)	$1,500
Meeting Fee (telephonic)	$750
Board Committees:
Audit Committee Chair	$10,000
Compensation Committee Chair	$5,000
Nominating and Corporate Governance Committee Chair	$5,000
Meeting Fee (in person)	$1,000
Meeting Fee (telephonic)	$500

Equity-Based Compensation. Generally, non-management directors receive an equity award when they join the Board and annually thereafter. In March 2009, the Board adopted a new policy regarding equity award grants to non-management directors.

Under the new policy, non-management directors receive an annual equity award with an economic value of $90,000, of which one-half of the value is awarded in the form of stock options and the other half in the form of restricted stock units. Based upon the advice of the Compensation Committee’s consultant, the economic value of the stock options and restricted stock units is determined at the time of grant based on a percentage of the closing price of our common stock on the grant date. For the purposes of the grant in 2009, the economic values of the stock options and restricted stock units were determined to be 40% and 85%, respectively, of the closing price of our common stock on the grant date. The stock options vest one-third on the first anniversary of the grant date and, thereafter, the remaining two-thirds vest ratably on a monthly basis through the third anniversary of the grant date. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date. Upon vesting, the restricted stock units are settled in shares of our common stock.

Director Compensation Table. The table below summarizes the compensation paid to our non-management directors for 2009.

Name(1)	Fee Earned or Paid in Cash	Stock Awards(2)(3)	Option Awards(2)(4)	Total
Russell Gerns	$11,130	$52,938	$63,105	$127,173
James Ledwith	39,250	77,774	96,523	213,547
Horst J. Pudwill	31,500	52,979	70,627	155,106
John R. Ross(5)	31,334	0	0	31,334
John Wakelin	20,135	52,938	62,798	135,871
David A. Werner	49,250	52,979	70,627	172,856
Greg Lorenzetti(6)	62,250	52,979	70,627	185,856

(1)	Peter V. Leparulo, our Chairman and Chief Executive Officer, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director. The compensation received by Mr. Leparulo as an employee of the Company is shown in the Summary Compensation Table on page 24.
(2)	The amounts in these columns reflect the aggregate grant date fair value of the stock and option awards granted in 2009 as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 6, “Stock Incentive and Employee Stock Purchase Plans” in the Company’s Form 10-K for the year ended December 31, 2009. These amounts reflect the valuation method recently adopted by the SEC, which is the aggregate grant date fair value of the equity awards, rather than the previous requirement of dollar amounts recognized that year for financial statement reporting purposes.
(3)	As of December 31, 2009, the number of shares of restricted stock and/or shares underlying outstanding restricted stock units held by each of the directors listed in the table above were as follows: Mr. Gerns (5,680 shares), Mr. Ledwith (12,990 shares), Mr. Pudwill (11,115 shares), Mr. Ross (1,500 shares), Gen. Wakelin (5,190 shares), Mr. Werner (11,115 shares) and Mr. Lorenzetti (11,115 shares).
(4)	As of December 31, 2009, the number of shares underlying outstanding stock options held by each of the directors listed in the table above were as follows: Mr. Gerns (12,071 shares), Mr. Ledwith (27,955 shares), Mr. Pudwill (57,955 shares), Mr. Ross (42,500 shares), Gen. Wakelin (11,029 shares), Mr. Werner (142,955 shares) and Mr. Lorenzetti (27,955 shares).
(5)	John R. Ross became an employee of the Company in November 2009. Mr. Ross received no additional compensation for his service as a director after becoming an employee of the Company. The table above excludes salary of $28,817 and stock option awards with a grant date fair value of $170,289 that Mr. Ross received in connection with his employment with the Company during 2009 and consulting fees of $163,000 earned by Mr. Ross during 2009. Including these amounts, Mr. Ross’ total compensation was $393,440 in 2009. For a description of the consulting agreement between Mr. Ross and the Company, see “—Consulting Agreement” below.
(6)	Effective April 21, 2010, Mr. Lorenzetti resigned from the Board.

Consulting Agreement. In December 2008, we entered into a consulting agreement with John R. Ross. Under the terms of the agreement, Mr. Ross received a monthly fee of $15,000 in exchange for his consulting services to the Company with respect to strategic initiatives. The agreement had an initial term of three months and was automatically extendable for additional three month terms unless either party provided at least two weeks prior written notice of its election to terminate the agreement at the end of the applicable term. Mr. Ross had agreed to devote substantially all of his working hours solely to the consulting services that were provided under the agreement. In November 2009, Mr. Ross became an employee of the Company and the consulting agreement was terminated.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current executive officers:

Name	Age	Position with the Company
Peter V. Leparulo	51	Chairman and Chief Executive Officer
Kenneth G. Leddon	57	Senior Vice President and Chief Financial Officer
Robert M. Hadley	47	Chief Marketing Officer
Catherine F. Ratcliffe	52	Senior Vice President, Business Affairs, General Counsel and Secretary
Christopher J. Ross	56	Senior Vice President, Operations
Slim S. Souissi	44	Senior Vice President and Chief Technology Officer

Peter V. Leparulo has served as a director since May 2003, as our Chairman since November 2006 and as our Chief Executive Officer since April 2008. He also served as our Chief Executive Officer from January 2003 to November 2007. From May 2001 to January 2003, he served as our Senior Vice President, General Manager, CDMA Operations. From September 2000 to May 2001, he served as our Senior Vice President, Corporate and Strategic Development and General Counsel. From June 1998 until September 2000, Mr. Leparulo was a Senior Partner at the law firm of Orrick, Herrington & Sutcliffe LLP, where he specialized in corporate finance, mergers and acquisitions, securities, intellectual property and general corporate matters. Prior to joining Orrick, Mr. Leparulo was a Partner at the law firm of Pillsbury Madison & Sutro LLP, from January 1992 until June 1998, and an Associate at that firm from October 1989 until January 1992. He holds a Bachelor of Science from Colgate University and a Juris Doctor from Case Western Reserve University.

Kenneth G. Leddon has served as our Senior Vice President and Chief Financial Officer since January 2008. From November 2007 to January 2008, he served as our interim Chief Financial Officer. Before joining us, Mr. Leddon was a principal in the management consulting firm of Leddon & Associates from September 2006 until November 2007. Prior to that, he was a principal in the management consulting firm of Pathway Strategic Partners from November 2002 to September 2006. Mr. Leddon also served as an interim executive or financial advisor for several companies while employed with two nationally recognized management consulting firms, XRoads Solutions Group, LLC and Buccino & Associates, Inc. He also served as Chief Financial Officer and Vice President for several portfolio companies of Milhous Group, a private equity firm that was based in California. Mr. Leddon started his career at U.S. Steel Corporation, where he held several financial management positions during his 10 year tenure. Mr. Leddon holds a Bachelor of Science in Business Administration from California State University-Northridge and a Master of Science in Business Administration from Robert Morris University.

Robert M. Hadley became our Chief Marketing Officer in March 2009 and served as a Senior Technical Advisor for the Company in the office of the Chief Executive Officer since March 2008. From 2004 to early 2008, Mr. Hadley was the Company’s Senior Vice President of Worldwide Sales and Marketing and was our Vice President of Sales and Marketing in 2003. He served as our Vice President of Strategic Accounts from April 2001 to December 2002. Before initially joining us, Mr. Hadley was Vice President of Sales for e-SIM Ltd., a provider of advanced simulation technology for product development. Mr. Hadley also previously held various senior sales and marketing positions at Aonix, a Thomson Software company providing IT solutions for corporate enterprise reporting and lifestyle software development markets, where he rose to the position of Vice President of Marketing. Mr. Hadley holds a Bachelor of Science in Computer Science from San Diego State University.

Catherine F. Ratcliffe has served as our Senior Vice President, Business Affairs, General Counsel and Secretary since August 2007 and served as our Vice President, Business Affairs and Secretary from May 2004 until August 2007. From 2002 to 2004, she practiced law, including as a Partner in the law firm of Lamb & Kawakami. From 1997 to 2002 she was Vice President, General Counsel & Human Resources at Day Runner,

Inc. She was a Partner in the law firm of Bryan Cave LLP practicing in the areas of corporate finance, securities and mergers and acquisitions, from 1992 to 1997. Ms. Ratcliffe holds a Bachelor of Arts from the University of California at Los Angeles and a Juris Doctor from the University of California at Berkeley.

Christopher J. Ross has served as our Vice President of Operations since July 2005 and our Senior Vice President of Operations since August 2007. From 1999 to July 2005, Mr. Ross was Vice President of Operations at Ericsson Wireless Communications where he was responsible for world-wide supply of wireless telecommunications infrastructure based on CDMA radio access technology. From 1994 to 1999, he was Vice President, Manufacturing at QUALCOMM where he was an operations executive. Prior to joining QUALCOMM, he was Vice President of Manufacturing at Spectragraphics where he founded the company’s contract manufacturing subsidiary (SMS Technologies) and also served as its General Manager. Mr. Ross holds both Bachelor and Master of Electrical Engineering degrees from Manhattan College.

Slim S. Souissi has served as our Senior Vice President and Chief Technology Officer since 2004 and served as our Vice President and Chief Technology Officer from October 2002 to 2004. He previously served as our Vice President of Emerging Technologies from December 2001 to October 2002 and as our Principal Research Scientist from May 2000 to December 2001. Prior to joining us in 2002, Dr. Souissi was Principal Staff Engineer in Motorola’s research and development operation from November 1994 to May 2000. Dr. Souissi earned a Ph.D. and a Master of Science in Electrical Engineering from the Georgia Institute of Technology, a Master of Science in Digital Signal Processing from the Ecole Superieure d’Electricite (France) and a Master of Science in Engineering from the Ecole Centrale Marseille (France). Dr. Souissi holds 37 U.S. patents, all related to wireless technology.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Decisions with respect to compensation for our executive officers, including our chief executive officer, are made by the Compensation Committee of the Board. The following discussion and analysis is focused primarily on the compensation for our executive officers, with additional detail provided for our named executive officers. Our “named executive officers” are our chief executive officer, our chief financial officer and our three other most highly compensated executive officers for 2009. The compensation of our named executive officers is presented in the tables and related information and discussed under “Executive Compensation” following this section, beginning on page 24.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for our executive officers, the Compensation Committee is guided by a pay-for-performance philosophy. The Compensation Committee believes that a significant portion of each executive’s total compensation opportunity should vary with achievement of the Company’s annual and long-term financial, operational and strategic goals. In designing the compensation program for our executive officers, the Compensation Committee seeks to achieve the following key objectives:

•	Motivate Executives. The compensation program should encourage our executive officers to achieve the Company’s annual and long-term goals.

•

Alignment with Stockholders. The compensation program should align the interests of our executives with those of our stockholders, promoting actions that will have a positive impact on total stockholder return over the long term.

•

Attract and Retain Talented Executives. The compensation program should provide each executive officer with a total compensation opportunity that is market competitive. This objective is intended to ensure that we are able to attract and retain executives while maintaining an appropriate cost structure for the Company.

Committee’s Role in Establishing Compensation

Our Compensation Committee is currently comprised of two Board members, both of whom are independent directors under the Nasdaq listing requirements. The Compensation Committee approves all compensation decisions for our executive officers, including grants of equity awards. The Compensation Committee believes that one of its key functions is to help ensure that our executives are fairly and reasonably compensated based upon their performance and contribution to the Company’s growth and profitability, and that its compensation decisions support our compensation philosophy and objectives. The agenda for meetings of the Compensation Committee is determined by its Chairman, with the assistance of our Senior Vice President of Business Affairs, who has responsibility for human resources and compensation matters. Our Senior Vice President of Business Affairs is also our General Counsel and Corporate Secretary.

The Compensation Committee is authorized to retain advisors with respect to compensation matters. The Compensation Committee engaged Hewitt Associates, a compensation consulting firm, to provide advice on executive compensation matters for 2009. The Compensation Committee is responsible for reviewing fees paid to compensation consultants to ensure that the consultants maintain their objectivity and independence when rendering advice to the Committee regarding executive compensation matters.

Management’s Role in Establishing Compensation

Our Chief Executive Officer and our Senior Vice President of Business Affairs regularly attend Compensation Committee meetings to discuss matters under consideration by the Committee and to answer questions regarding those matters. The Compensation Committee also regularly meets in executive session without members of management present.

Our Chief Executive Officer recommends to the Compensation Committee changes in compensation for other executive officers based on his assessment of each individual’s responsibilities and contribution to the Company’s results and potential for future contributions to the Company’s success. Neither the Chief Executive Officer nor other executives are directly involved in recommendations of changes in the Chief Executive Officer’s compensation. The Compensation Committee reviews market data and other relevant information provided by its consultant when considering changes to the compensation of our executive officers.

With oversight by the Compensation Committee, our human resources department administers our executive compensation program.

Review of Compensation Program

In developing an annual compensation program for our executive officers, the Compensation Committee typically considers the following three main factors.

•

Market Competitiveness. The Compensation Committee reviews market data provided by its advisor to evaluate whether changes to the compensation program and pay levels of our executive officers may be appropriate.

•

Internal Equity. The Compensation Committee considers the level of total compensation opportunity for the executive officers in relation to one another to ensure that each executive’s contribution to Company performance is appropriately reflected.

•

Individual Performance. The Compensation Committee considers each individual executive’s experience serving in his or her position and the potential for the executive to expand responsibilities and contributions to the Company.

Executive Compensation Programs and Policies

The components of our executive compensation program typically provide for a combination of fixed and variable compensation. As described in more detail below, these components are:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	broad-based employee benefits; and

•	severance and change-in-control benefits.

The Compensation Committee typically allocates a significant percentage of the total compensation for our executive officers to annual and long-term incentives as a result of the compensation philosophy and objectives described above. However, the Compensation Committee does not have a policy or target for allocating elements of compensation between cash and non-cash or annual and long-term incentives.

Base Salary. The base salary for each of our executive officers is paid in cash and represents the fixed portion of their total compensation. The base salary for each of our executive officers is generally reviewed by the Compensation Committee annually. Base salaries are determined on the basis of the factors described above, as well as management responsibilities, level of experience and tenure with our Company.

Annual Incentive Compensation. The Compensation Committee believes annual incentive compensation should be a key element of the total compensation opportunity of each executive officer. The Compensation Committee also believes that placing a portion of executive compensation at risk each year appropriately motivates executives to achieve Company and individual goals, thereby enhancing stockholder value.

The Compensation Committee establishes annually the performance metrics and goals that must be achieved for an executive officer to earn an annual incentive compensation award. In establishing performance metrics for each of our executive officers, the Compensation Committee considers both Company objectives and individual objectives. The Company objectives are typically based on certain financial goals of the Company as set forth in our operating plan for that year, and the executive officer’s contribution to the achievement of the Company targets. The individual targets are established for each executive officer in light of his or her business unit responsibilities and accompanying goals and expectations.

The Compensation Committee assesses performance by comparing actual results to the performance goals established. Generally, the annual target incentive award payable to any executive officer is 50% of annual base salary (100% for our Chief Executive Officer). In approving annual incentive payouts, the Compensation Committee may apply discretion to the amounts that otherwise would be payable based upon Company and individual performance, subject to the maximum awards payable.

Long-Term Incentive Compensation. At the Company’s 2009 annual meeting of stockholders, our stockholders approved our Omnibus Incentive Compensation Plan, which permits the issuance of up to 2,500,000 shares of our common stock. Long-term incentive awards granted to our executive officers under this plan are intended to align the interests of management with those of our stockholders and are intended as a long-term incentive for future performance. This incentive plan is administered by the Compensation Committee.

Our incentive compensation plan provides for grants of both equity and cash awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, annual incentive awards, performance shares, performance units and other forms of awards. The availability of these various types of equity and cash awards affords the Compensation Committee the flexibility to design long-term incentive awards that are responsive to our business needs and advance our interests and long-term success.

The Compensation Committee views equity incentive awards as a means to encourage management retention because these awards typically vest over a specified period of time. We have historically granted a mix of stock option and restricted stock unit awards. When making equity incentive award decisions, the Compensation Committee does not consider existing ownership levels because the Committee does not want to discourage our executive officers from holding significant amounts of our common stock.

Employee Benefits. We do not provide our executive officers or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all of our U.S. employees who meet certain eligibility requirements. We currently match up to the first 4% of eligible compensation that a participant contributes to the plan each year, subject to limitations under applicable law. Company matching contributions vest over a two-year period. However, after an executive officer or other employee completes two years of service with the Company, all matching contributions, including future contributions, are fully vested.

Except as described below, we provide health, life and other insurance benefits to our executive officers on the same basis as our other full-time employees. All of our U.S. employees are enrolled in our group disability and life insurance plans. Each of our executive officers is entitled to receive a life insurance benefit upon his or her death equal to two times his or her annual base salary in effect on the date of death, up to a maximum benefit of $500,000. Each of our other salaried employees is entitled to a life insurance benefit equal to two times his or her annual base salary in effect on the date of death, up to a maximum benefit of $250,000.

We encourage all of our employees, including our executive officers, to participate in our Employee Stock Purchase Plan, which has been designed to comply with Section 423 of the Internal Revenue Code. The plan permits employees to purchase up to $25,000 of our common stock annually through payroll deductions of up to 10% of their eligible compensation. The Compensation Committee believes that the Employee Stock Purchase Plan encourages employees, including our executive officers, to increase their ownership in the Company and further aligns their economic interests with those of our stockholders. The purchase price at which our common stock may be acquired under the plan is generally equal to 85% of the lower of the fair market value of our common stock at the beginning of the offering period or at the end of the purchase period. The plan is designed to appeal primarily to non-executive employees and is not intended to be a meaningful element of our executive compensation program.

We do not provide other perquisites or personal benefits to our executive officers. The Compensation Committee believes that this policy is consistent with its pay-for-performance philosophy. We also do not provide any additional cash compensation to our executive officers to reimburse them for any income tax liability (with the exception of certain circumstances following a change in control) that may arise and become due and payable as a result of their receipt of any cash or equity compensation or benefit.

Employment and Severance Benefits. In November 2007, we entered into an employment agreement with Peter V. Leparulo, our Chairman and Chief Executive Officer. The agreement provides for a minimum annual base salary and annual and long-term incentive compensation opportunities, as well as severance and other benefits. For additional information about the terms of this employment agreement, see “Executive Compensation—Employment Agreement,” beginning on page 26. For additional information about the severance benefits provided under this agreement, see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Employment Agreement,” beginning on page 27.

We have not entered into employment agreements with any of our other executive officers. However, we provide certain of our executive officers (including Ms. Ratcliffe and Dr. Souissi) with severance benefits in the event of a termination of employment in connection with a change in control of the Company. The severance benefits are intended to assist us in attracting and retaining talented executives. In addition, the change-in-control benefits are intended to ensure that these executive officers are able, as a practical matter, to evaluate any potential change-in-control transaction objectively and to encourage these executives to remain employed by the Company in the event a change in control becomes a real possibility. The Compensation Committee periodically reviews these severance benefits and whether to extend similar benefits to those executive officers who do not have a severance agreement. For additional information, see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Severance Agreements,” beginning on page 29.

Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated executive officers (other than the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation.”

In reviewing our executive compensation program, the Compensation Committee considers the anticipated tax treatment to the Company and our executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Committee’s control. For these and other reasons, including the need to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.

2009 Compensation

Base Salaries. At the Compensation Committee meeting in March 2009, the Committee and our Chief Executive Officer discussed the then-current economic environment and the challenges facing the Company as a result of those conditions. Following this discussion, the Compensation Committee determined not to adjust base salaries in 2009 for any of our executive officers, including our Chief Executive Officer. Our executive officers, other than our Chief Technology Officer, had not received increases in their base salaries since 2007.

Annual Incentive Compensation. In July 2009, the Compensation Committee approved target award opportunities for each of our named executive officers under our annual incentive compensation plan. The target awards were set at a percentage of each executive officer’s base salary and were subject to achievement of a single Company performance goal applicable to each executive officer and individual performance goals established for each executive officer. The Compensation Committee established the same Company performance goal for each of our executive officers and established individual performance goals for each executive officer. The individual performance goals established were principally qualitative rather than quantitative.

The target award opportunity for each executive officer was equal to 50% of the individual officer’s base salary (100% for our Chief Executive Officer). For 2009, each executive officer was eligible to earn 70% of his or her target award if the Company achieved its performance goal, as described in more detail below. The remaining 30% of each executive officer’s target award was dependent on the executive achieving individual qualitative goals. The performance goals were weighted more heavily toward Company performance in 2009 as compared to prior years to reflect the Compensation Committee’s emphasis on Company performance in light of the challenges facing the Company in the then-current economic environment.

The Compensation Committee, with the advice of its compensation consultant, established a single Company performance goal for our executive officers based on the Company’s earnings before interest, taxes, depreciation and amortization, or EBITDA, for the year ended December 31, 2009, as compared to the EBITDA forecast established in the Company’s 2009 operating plan. For both the Company’s operating plan and the Company performance goal, share-based compensation expense was added back to EBITDA and is further adjusted, if necessary, to reflect the aggregate dollar amount of the incentive award payments. EBITDA, as so adjusted, is referred to herein as “Adjusted EBITDA.”

The Company’s 2009 operating plan was presented to the Board in February 2009. The Compensation Committee selected this metric because it believes that EBITDA is an industry-accepted measure of performance, demonstrates the Company’s performance and ability to reinvest in its business. For an executive officer to earn 100% of his or her incentive award based on Company performance, the Company had to achieve Adjusted EBITDA in excess of $17.2 million, which amount equaled the Adjusted EBITDA forecast for 2009.

The table below sets forth the percentage of the Company performance target award that each executive officer was eligible to earn in 2009 based on achievement of the Adjusted EBITDA forecast. As noted in the table below, if the Company did not achieve at least 85% of the Adjusted EBITDA forecast, no award for Company performance would be payable. If the Company achieved greater than 150% of the Adjusted EBITDA forecast, each executive officer would earn 200% of his or her target award for Company performance.

Achievement of Company Performance Goal	Payout for Company Performance (Representing 70% of Award)
Less than 85%	No award
85%, but less than 90%	50%
90%, but less than 95%	75%
95% to 100%	90%
Greater than 100%, but less than 110%	100%
110%, but less than 120%	110%
120%, but less than 130%	125%
130%, but less than 140%	150%
140% to 150%	175%
Greater than 150%	200%

The Company achieved Adjusted EBITDA of $22.1 million for 2009. This performance resulted in a payout of 125% of the Company performance target award.

Achievement of individual performance goals is determined for each of our executive officers, other than our Chief Executive Officer, by the Compensation Committee with input from our Chief Executive Officer. The Compensation Committee evaluates the performance of our Chief Executive Officer based on an assessment of his achievement of the individual performance goals previously established by the Compensation Committee.

At its meeting in April 2010, the Compensation Committee approved payment of the awards for Company performance to our named executive officers as follows:

Executive	Target Award for Company Performance (100% achievement)	Award Payout for Actual Company Performance (125% achievement)
Peter V. Leparulo	$323,400	$404,250
Chairman and Chief Executive Officer

Kenneth G. Leddon	99,750	124,688
Senior Vice President and Chief Financial Officer

Robert Hadley	92,750	115,938
Chief Marketing Officer

Catherine F. Ratcliffe	91,000	113,750
Senior Vice President, Business Affairs and General Counsel

Slim S. Souissi	105,000	131,250
Senior Vice President and Chief Technology Officer

As of the date of this proxy statement, the Compensation Committee had not finalized its consideration of the award payments for individual performance of the named executive officers in 2009. As discussed above, individual performance represented 30% of each executive’s target award. In accordance with SEC regulations, the Company will file a report on Form 8-K with this information when those awards are determined. The Committee expects to make this determination in the second quarter of 2010.

Long-Term Incentive Compensation. In March 2009, the Compensation Committee recommended to the Board that each of our executive officers be granted a long-term equity incentive award equal to a percentage of the individual executive officer’s base salary. The Board accepted the recommendation of the Compensation Committee and each executive officer received stock options and restricted stock units, each with an economic value equal to 50% of the officer’s total award. The Compensation Committee, with the advice of its compensation consultant, determined that the economic value of each equity award was a percentage of the market value of the Company’s common stock on the date of grant, with stock options valued at 40% of market value and restricted stock units valued at 85% of market value.

The following table sets forth the long-term equity incentive award granted to each of our named executive officers, including as a percentage of the officer’s base salary, as well as the number of stock options and restricted stock units granted to each named executive officer.

Executive	Award Amount	Award as a Percent of Base Salary	Number of Stock Options	Number of Restricted Stock Units
Peter V. Leparulo	$924,000	200%	210,000	98,718
Kenneth G. Leddon	285,000	100%	64,773	30,449
Robert Hadley	265,000	100%	60,227	28,312
Catherine F. Ratcliffe	260,000	100%	59,091	27,778
Slim S. Souissi	450,000	150%	102,273	48,077

The Compensation Committee recommended, and the Board approved, grants to each of our named executive officers long-term equity incentive awards equal to 100% of the individual officer’s base salary, except for Mr. Leparulo and Dr. Souissi. Mr. Leparulo’s award percentage was established at 200% of his base salary to reflect his greater responsibilities as the leader of our Company. Dr. Souissi’s award percentage was established at 150% of his base salary because of his key role in product development as our Chief Technology Officer.

The stock option awards vest over a three-year period, with one-third vesting on the first anniversary of the grant date and the remainder vesting ratably on a monthly basis thereafter through the third anniversary of the grant date. With the exception of the award granted to Mr. Hadley, the restricted stock units vest over a two-year period with one-fourth vesting on the six-month anniversary of the grant date, one-fourth on the first anniversary of the grant date and the remainder on the second anniversary of the grant date. The restricted stock units granted to Mr. Hadley vest in three equal annual installments beginning on the first anniversary of the grant date. Each restricted stock unit will be settled for one share of our common stock. The Compensation Committee approved time-vested equity awards to create a significant incentive for our executive officers to be employed by the Company for at least three years after the date of grant.

In October 2009, the Compensation Committee granted Mr. Leddon an additional long-term equity incentive award equal to 100% of his base salary, which was $285,000. The award was granted because Mr. Leddon did not receive an initial equity award when he joined the Company in January 2008. Equity awards are typically granted to executive officers when they join the Company. The granting of this award was delayed because, at the time that Mr. Leddon joined the Company, the Compensation Committee and its outside consultant were in the process of evaluating our executive compensation program and it was anticipated that an equity award would be granted to Mr. Leddon at the same time equity awards were granted to other executive officers in 2008. However, the Compensation Committee did not grant equity incentive awards to our executive officers in 2008, and the new equity incentive award formula, as described above, was not adopted by the Compensation Committee until March 2009.

Mr. Leddon received stock options and restricted stock units, each with an economic value on the date of grant equal to 50% of his total award. The Compensation Committee determined the economic value of the equity awards using the same formula used for equity incentive award grants made in March 2009, as described above. Mr. Leddon was awarded 30,114 stock options and 14,171 restricted stock units. Two-thirds of these awards vested in January 2010 and the remainder vest in January 2011, which is the third anniversary of the date on which Mr. Leddon joined the Company. Vesting was established in this manner so as not to disadvantage Mr. Leddon as a result of the delay in granting him this award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is currently comprised of two members, James Ledwith (Chair) and Horst J. Pudwill. Mr. Ledwith was appointed to the Compensation Committee effective as of April 21, 2010, succeeding Mr. Lorenzetti. Mr. Ledwith did not participate in the decisions described in the Compensation Discussion and Analysis prior to April 21, 2010, except to the extent these matters were approved by the Board.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

James Ledwith, Chair	Horst J. Pudwill

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read with the more detailed disclosure regarding our executive compensation program presented under “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
Peter V. Leparulo	2009	$462,000	$543,936	$777,840	$404,250(2)	$10,400	$2,198,426
Chairman and Chief Executive Officer	2008	462,000	—	—	—	9,800	471,800
	2007	462,000	3,823,500	—	492,307	36,732	4,814,539

Kenneth G. Leddon(4)	2009	285,000	335,417	426,496	131,250(2)	10,400	1,188,563
Senior Vice President and Chief Financial Officer	2008	266,731	—	—	—	9,750	276,481
	2007	61,484	—	—	—	—	61,484

Robert Hadley(5)	2009	210,811	155,999	223,081	124,688(2)	96,432	811,011
Chief Marketing Officer	2008	26,096	—	—	—	217,555	243,651
	2007	267,000	171,600	155,946	148,185	9,600	752,331

Catherine F. Ratcliffe	2009	260,000	153,057	218,873	113,750(2)	10,400	756,080
Senior Vice President of Business Affairs, General Counsel and Secretary	2008	260,000	—	—	—	9,800	269,800
	2007	260,000	158,600	150,377	144,689	9,600	723,266

Slim S. Souissi	2009	300,000	264,904	378,819	131,250(2)	10,400	1,085,373
Senior Vice President and Chief Technology Officer	2008	300,000	—	—	—	9,800	309,800
	2007	280,000	176,800	167,085	155,400	9,600	788,885

(1)	The amounts in these columns reflect the aggregate grant date fair value of the stock and option awards granted in the respective fiscal year as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 6, “Stock Incentive and Employee Stock Purchase Plans” in the Company’s Form 10-K for the year ended December 31, 2009. These amounts reflect the valuation method recently adopted by the SEC, which is the aggregate grant date fair value of the equity awards, rather than the previous requirement of dollar amounts recognized that year for financial statement reporting purposes. The new aggregate grant date fair value method applies to previous years in the table as well. As a result, the amounts provided in these columns for 2008 and 2007 are calculated differently in this proxy statement, causing them to vary from the amounts included in the Company’s previous proxy statements.
(2)	Represents cash awards for the Company performance portion of our annual incentive compensation plan. At the time this proxy statement was filed with the SEC, the named executive officers’ award payments for individual performance for fiscal 2009 had not been determined. Individual performance represents 30% of the target award for each executive. When these amounts have been determined, the Company will file a report with the SEC on Form 8-K that provides the incentive amounts and a new total compensation amount for each named executive officer. Please see “Compensation Discussion and Analysis” beginning on page 17 for a description of the annual incentive compensation plan for the named executive officers for fiscal 2009. The threshold, target and maximum amounts for each named executive officer’s fiscal 2009 incentive opportunity are reported in the “Grants of Plan-Based Awards Table” below.
(3)	For 2009, the amounts shown represent Company matching contributions under our 401(k) plan and life insurance premiums paid by the Company. For Mr. Hadley, the amount includes consulting fees of $87,500 earned in 2009 and $175,000 earned in 2008 and also includes accrued vacation of $39,117 paid in connection with Mr. Hadley’s departure from the Company in February 2008.

(4)	Mr. Leddon was hired as our Senior Vice President and Chief Financial Officer in January 2008. From November 2007 to January 2008, he was a consultant to the Company serving as our interim Chief Financial Officer.
(5)	Mr. Hadley rejoined the Company as an employee in March 2009. Mr. Hadley left the Company in February 2008. He returned to the Company as a consultant from May 2008 until March 2009.

Grants of Plan-Based Awards

The following table sets forth information regarding the Company’s grants of plan-based awards to named executive officers during 2009 under the Company’s annual incentive plan and long-term incentive plan. In this table, the annual incentive plan is abbreviated as “AIP” and awards under the long-term incentive plan are abbreviated as “RSU” for restricted stock unit awards and “SOA” for stock option awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
Name	Award Type	Grant Date	Threshold	Target	Maximum
Peter Leparulo	AIP	7/20/09	$217,140	$462,000	$924,000
	RSU	3/13/09				98,718			$543,936
	SOA	3/13/09					210,000	$5.51	777,840

Kenneth Leddon	AIP	7/20/09	66,975	142,500	285,000
	RSU	3/13/09				30,449			167,774
	SOA	3/13/09					64,773	5.51	239,919
	RSU	10/20/09				14,171			167,643
	SOA	10/20/09					30,114	11.83	186,577

Robert Hadley	AIP	7/20/09	62,275	132,500	265,000
	RSU	3/13/09				28,312			155,999
	SOA	3/13/09					60,227	5.51	223,081

Catherine Ratcliffe	AIP	7/20/09	61,100	130,000	260,000
	RSU	3/13/09				27,778			153,057
	SOA	3/13/09					59,091	5.51	218,873

Slim Souissi	AIP	7/20/09	70,500	150,000	300,000
	RSU	3/13/09				48,077			264,904
	SOA	3/13/09					102,273	5.51	378,819

(1)	Represents the potential payout for awards granted under the Company’s annual incentive plan. These awards were subject to the attainment of certain performance goals. The performance goals and target award multiples for determining the payout are described under “Compensation, Discussion and Analysis—Annual Incentive Compensation.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.
(2)	Represents restricted stock units awarded under the Company’s long-term incentive plan. Each restricted stock unit will be settled for one share of our common stock. With the exception of awards granted to Mr. Leddon in October 2009 and Mr. Hadley, the restricted stock units vest over a two-year period with one-fourth vesting on the sixth-month anniversary of the grant date, one-fourth vesting on the first anniversary of the grant date and the remainder on the second anniversary of the grant date. The restricted stock units granted to Mr. Leddon in October 2009 vest two-thirds in January 2010 and the remainder in January 2011. The restricted stock units granted to Mr. Hadley vest in three equal annual installments beginning on the first anniversary of the grant date.
(4)	Represents stock options granted under the Company’s long-term incentive plan. With the exception of awards granted to Mr. Leddon in October 2009, stock options vest over a three-year period, with one-third vesting on the first anniversary of the grant date and the remainder vesting ratably on a monthly basis thereafter through the third anniversary of the grant date. The restricted stock units granted to Mr. Leddon in October 2009 vest two-thirds in January 2010 and the remainder in January 2011.

Employment Agreement

In November 2007, we entered into an employment agreement with Mr. Leparulo, our Chairman and Chief Executive Officer, for an initial term of three years. The agreement provides Mr. Leparulo with an annual base salary of not less than $462,000. Mr. Leparulo is eligible to receive annual incentive compensation equal to at least 100% of his base salary, based on the achievement of performance goals established by the Board or Compensation Committee. Mr. Leparulo is also entitled to annual equity grants consistent with competitive pay practices generally and appropriate relative to awards made to our other executive officers. Mr. Leparulo is entitled to a $1,000,000 executive term life insurance policy and may designate the beneficiary of the policy. To date, he has not exercised his right to this benefit. He is also eligible to participate in our employee benefits plans and programs. For a description of the severance benefits provided under this agreement, see “—Potential Payments Upon Termination or Change in Control—Employment Agreement” on page 27 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price Per Share	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Peter V. Leparulo	40,000	0		$165.00	09/29/10
	26,665	0		16.80	01/30/12
	1	0		1.01	05/07/13
	350,000	0		16.27	04/29/14
	200,000	0		11.04	03/07/15
		210,000	(2)	5.51	03/13/19
						50,000	(5)	$398,500
						74,039	(6)	590,091

Kenneth G. Leddon	0	64,773	(2)	5.51	03/13/19
	0	30,114	(3)	11.83	10/20/19
						22,837	(6)	182,011
						14,171	(7)	112,943

Robert Hadley	0	60,227	(2)	5.51	3/13/19
						28,312	(8)	225,647

Catherine F. Ratcliffe	60,000	0		15.43	05/12/14
	50,000	0		18.78	07/26/14
	63,984	0		11.04	03/07/15
	19,688	7,312	(4)	10.40	01/05/17
		59,091	(2)	5.51	03/13/19
						5,084	(5)	40,519
						20,834	(6)	166,047

Slim S. Souissi	3,000	0		75.00	05/31/10
	25,000	0		16.27	04/29/14
	21,333	0		11.04	03/07/15
	21,875	8,125	(4)	10.40	01/05/17
		102,273	(2)	5.51	03/13/19
						5,667	(5)	45,166
						36,058	(6)	287,382

(footnotes on following page)

(1)	Based upon a market value per share of $7.97, the closing price of our common stock on December 31, 2009.
(2)	Option vested as to one-third of the underlying shares of common stock on March 13, 2010 and the remaining two-thirds vest ratably on a monthly basis thereafter until fully vested on March 13, 2012.
(3)	Option vested as to two-thirds of the underlying shares of common stock on January 25, 2010 and the remaining one-third vests on January 25, 2011.
(4)	Option vested as to 25% of the underlying shares of common stock on January 5, 2008 and the remaining 75% vests ratably on a monthly basis thereafter until fully vested on January 5, 2011.
(5)	Represents restricted stock units, of which one-third vested on March 11, 2010 and the remaining two-thirds will vest on March 11, 2011.
(6)	Represents restricted stock units, of which two-thirds vested on January 25, 2010 and the remaining one-third will vest on January 25, 2011.
(7)	Represents restricted stock units, which vested on January 5, 2010.
(8)	Represents restricted stock units, of which one-third vested on March 13, 2010, one-third of which will vest on March 13, 2011 and one-third of which will vest on March 13, 2012.

Option Exercises and Stock Vested

The following table sets forth information regarding the vesting of restricted stock unit awards for each of the named executive officers during 2009. None of the named executive officers exercised stock options during 2009.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Peter V. Leparulo.	74,679	$556,651
Kenneth G. Leddon	7,612	97,205
Robert Hadley	—	—
Catherine F. Ratcliffe	12,027	113,226
Slim S. Souissi	17,686	180,854

(1)	Represents the number of shares of restricted stock vested multiplied by the closing price of our common stock on the applicable vesting date.

Potential Payments Upon Termination or Change in Control

We currently provide severance benefits to our named executive officers, other than for Mr. Leddon and Mr. Hadley, in the event the executive’s employment is terminated under certain circumstances following a change in control of the Company. We provide these benefits to Mr. Leparulo under an employment agreement and Ms. Ratcliffe and Dr. Souissi under severance agreements. We also provide severance benefits unrelated to a change in control to Mr. Leparulo under his employment agreement. A description of the severance benefits payable under these agreements is set forth below.

Employment Agreement. Our employment agreement with Mr. Leparulo provides for payments and benefits to him in the event there is a change in control of the Company or his employment is terminated under the circumstances described below.

Termination Without Cause or for Good Reason. Mr. Leparulo is entitled to the following severance benefits if we terminate his employment without cause or if he terminates his employment for good reason:

•

a severance payment equal to two times the sum of (a) his base salary, plus (b) the greater of the annual incentive award he would have earned for the year of termination (which is deemed to be no less than his target award for the year) and his base salary multiplied by the average annual incentive award, as a percentage of base salary, for the next three most senior executive officers;

•	immediate vesting of all outstanding equity awards under our compensation plans, which awards will remain exercisable until the applicable expiration date;

•

an amount equal to his unpaid base salary earned though the date of termination, unpaid annual incentive award earned for the previous year and annual incentive award earned in the year of termination pro-rated through the date of termination;

•	outplacement services for one year, not to exceed $20,000;

•	continued participation for 24 months by Mr. Leparulo and his dependents in our group health plan, at the same benefit and contribution levels in effect immediately before the termination;

•	payment for accrued vacation time; and

•	a payment equal to the amount necessary to offset any excise taxes and any related income taxes, penalties and interest.

Under the agreement, termination without cause includes termination for any reason other than:

•	willful gross misconduct, or a willful violation of a federal or state law applicable to the Company, that is materially adverse to the Company;

•	a felony conviction; or

•	a material breach of the employment agreement.

Mr. Leparulo is deemed to have terminated his employment for good reason if the termination follows:

•	a material reduction in his duties;

•	a reduction in his base salary or bonus opportunity;

•	the termination of, or a material reduction in, his employee benefits;

•	a relocation of his principal place of work by more than 40 miles;

•	our breach of the employment agreement or any other agreement with him;

•	a failure of any successor company to assume the employment agreement; or

•	a failure by our stockholders to re-elect him as a director or the failure of the Board to appoint him as Chairman of the Board.

Termination in Connection with a Change in Control. If we terminate Mr. Leparulo’s employment without cause within six months prior to a change in control of the Company or if he terminates his employment for any reason within one year following a change in control of the Company, he is entitled to receive the benefits listed above, except:

•	the severance payment would be determined using a multiplier of three (instead of two); and

•	the period of continued participation in our group health plan would be extended to 36 months (from 24 months).

Under the employment agreement, a change in control is defined as:

•

a merger, consolidation or similar transaction, unless the holders of our common stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	a sale of all or substantially all of the Company’s assets;

•

a change in the composition of the Board, resulting in fewer than a majority of directors who either (a) were serving as a member of the Board one year prior to the transaction or (b) were nominated or elected by a majority of the directors serving one year prior to the transaction;

•	a transaction after which an individual, entity or group owns 30% or more of the outstanding shares of our common stock; or

•	a liquidation or dissolution of the Company.

Acceleration of Equity Awards in Connection with a Change in Control. Mr. Leparulo is entitled to immediate vesting of all outstanding equity awards under our compensation plans upon a change in control of the Company.

Termination for Cause. If we terminate Mr. Leparulo’s employment for cause, he is entitled to receive any earned but unpaid compensation payable to him as of the date of termination, including base salary, any annual incentive award for the prior year and any annual incentive award for the year of termination pro-rated through the date of termination.

Termination Due to Death or Disability. In the event Mr. Leparulo’s employment is terminated due to his death or disability, he or his beneficiary is entitled to receive his target annual incentive award for the year of termination plus any earned but unpaid compensation payable to him as of the date of termination, including base salary, any annual incentive award for the prior year and any annual incentive award for the year of termination pro-rated through the date of termination.

Termination Other than for Good Reason. In the event Mr. Leparulo terminates his employment other than for good reason, he is entitled to receive his target annual incentive award for the year of termination pro-rated through the date of termination, plus any earned but unpaid compensation payable to him as of the date of termination, including base salary, any annual incentive award for the prior year and any annual incentive award for the year of termination pro-rated through the date of termination.

Severance Agreements. We have entered into severance agreements with Ms. Ratcliffe and Dr. Souissi. These agreements provide for severance benefits if the executive’s employment is terminated within one year following a change in control of the Company. If the executive’s employment is terminated without cause or by the executive for good reason following a change in control of the Company, the executive is entitled to the following benefits:

•

a lump-sum severance payment equal to three times the sum of (a) the greater of the executive’s base salary for the year of termination and for the year in which the change in control occurs, plus (b) the greater of the executive’s target annual incentive award for the year of termination and for the year in which the change in control occurs;

•	immediate vesting of all outstanding equity awards under our compensation plans, which awards will remain exercisable for two years;

•	an amount equal to his or her unpaid base salary through the date of termination and any other amounts owed to the executive under our compensation plans.

•

one year of financial planning services at the same level provided to the executive immediately prior to the date of termination, or, if more favorable to the executive, immediately prior to the change in control;

•	outplacement services for one year, not to exceed $10,000;

•	continued participation for 24 months by the executive and his or her dependents in our group health plan, at the same benefit and contribution levels in effect immediately before the termination; and

•	a payment equal to the amount necessary to offset any excise taxes and any related income taxes, penalties and interest.

Under these severance agreements a change in control is defined in the same manner as Mr. Leparulo’s employment agreement, except that the criteria based on the composition of the Board requires a majority of the continuing directors to have served, or been nominated or elected by those directors who had served, two years (compared to one year for Mr. Leparulo) prior to the transaction.

Under these severance agreements, termination without cause includes termination for any reason other than:

•	a failure by the executive to perform his or her duties (other than for disability or following receipt of notice of termination);

•	a fraud or dishonesty resulting in material injury to the Company;

•	a violation of a federal or state law applicable to the Company; or

•	a felony conviction.

Each of the executives will be deemed to have terminated his or her employment for good reason if the termination follows:

•	a reduction in the executive’s duties (including if we cease to be a publicly-traded company);

•	a reduction in the executive’s base salary or bonus opportunity;

•	a relocation of the executive’s principal place of work by more than 30 miles;

•	our failure to pay any current compensation;

•	a material reduction in the executive’s benefits;

•	a failure of any successor company to assume the agreement;

•	an alleged termination for cause that is communicated to the executive without proper notice under the agreement; or

•	our breach of the agreement that is materially adverse to the executive.

Equity Award Agreements. The following is a summary of the vesting provisions applicable to the outstanding equity awards held by our named executive officers as of December 31, 2009.

2009 Omnibus Incentive Compensation Plan. The award agreements covering grants of stock options and restricted stock units made to our named executive officers under our 2009 Omnibus Incentive Compensation Plan provide that the Board, in its discretion, may accelerate the vesting of any unvested options or units in the event of a change in control.

Under our 2009 Omnibus Incentive Compensation Plan, a change in control is defined as:

•	any person becoming the beneficial owner of 50% or more of the combined voting power of the then-outstanding shares of our common stock, subject to certain exceptions;

•

a majority of the Board ceasing to be comprised of directors who (a) were serving as members of the Board on June 18, 2009 or (b) became members of the Board after June 18, 2009 and whose nomination, election or appointment was approved by a vote of two-thirds of the then-incumbent directors;

•

a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction, unless the holders of our common stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the shares of the surviving entity and certain other conditions are satisfied; or

•	a liquidation or dissolution of the Company approved by the Company's stockholders.

2000 Stock Incentive Plan. The award agreements covering stock option grants previously made to our named executive officers under our 2000 Stock Incentive Plan provide that the stock options will remain exercisable for up to 270 days following the date of an executive’s termination for any reason.

Summary of Benefits. The following tables quantify the compensation and benefits that would have been payable to the named executive officers under the agreements described above if the executive’s employment had terminated on December 31, 2009, given the executive’s base salary, and, if applicable, the closing price of our common stock, as of that date. In addition, for the purposes of these tables we have assumed that each officer achieved his or her target award under the Company’s annual incentive plan for 2009. The amounts shown in the tables do not include payments and benefits, such as accrued salary and accrued vacation, to the extent that such payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. In addition, we have assumed that the Board does not exercise its discretion to accelerate the vesting of outstanding equity awards in the event of a change in control.

Peter V. Leparulo Chairman and Chief Executive Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause or for Good Reason	Change in Control Only	Change in Control and Termination	Death	Disability
Cash Severance	—	—	$1,848,000	—	$2,772,000	—	—
Annual Incentive Award	$462,000	$462,000	462,000	—	462,000	$462,000	$462,000
Acceleration of Equity Awards	—	—	1,505,191	$1,505,191	1,505,191	—	—
Health Benefits	—	—	10,431	—	15,646	—	—
Outplacement Services	—	—	20,000	—	20,000	—	—
Insurance Benefits	—	—	—	—	—	500,000	—
Excise Tax Payment	—	—	—	—	0	—	—

Totals:	$462,000	$462,000	$3,845,622	$1,505,091	$4,774,837	$962,000	$462,000

Kenneth G. Leddon Senior Vice President and Chief Financial Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	—	—
Annual Incentive Award	$142,500	$142,500	—	—	$142,500
Acceleration of Equity Awards	—	—	—	—	—
Health Benefits	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	—	—

Totals:	$142,500	$142,500	—	—	$642,500

Robert M. Hadley Chief Marketing Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	—	—
Annual Incentive Award	$132,500	$132,500	—	—	$132,500
Acceleration of Equity Awards	—	—	—	—	—
Health Benefits	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	—	—

Totals:	$132,500	$132,500	—	—	$632,500

Catherine F. Ratcliffe Senior Vice President of Business Affairs, General Counsel and Secretary
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	$1,170,000	—
Annual Incentive Award	$130,000	$130,000	—	130,000	$130,000
Acceleration of Equity Awards	—	—	—	351,930	—
Health Benefits	—	—	—	21,440	—
Outplacement Services	—	—	—	10,000	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	0	—

Totals:	$130,000	$130,000	—	$1,683,370	$630,000

Slim S. Souissi Senior Vice President and Chief Technology Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	$1,350,000	—
Annual Incentive Award	$150,000	$150,000	—	150,000	$150,000
Acceleration of Equity Awards	—	—	—	584,140	—
Health Benefits	—	—	—	33,242	—
Outplacement Services	—	—	—	10,000	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	0	—

Totals:	$150,000	$150,000	—	$2,127,382	$650,000

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PARTIES

Transactions with Related Persons

The Audit Committee is responsible for reviewing and approving transactions with a related person (as defined in SEC regulations). In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself from the deliberations and approval. To decide whether to approve, ratify or reject a related-person transaction, the Audit Committee determines in good faith whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.

In December 2008, with the review and approval of the Audit Committee, we entered into a consulting agreement with John R. Ross, who is a member of our Board and was employed by the Company from August 2000 until February 2007. In November 2009, Mr. Ross became an employee of the Company and the consulting agreement was terminated. For a summary of the terms of this agreement, see “The Board, Its Committees and Its Compensation—Director Compensation—Consulting Agreement” on page 14 of this proxy statement.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables below provide information regarding the beneficial ownership of our common stock as of April 23, 2010 by:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of our common stock.

The tables below list the number and percentage of shares beneficially owned based on 31,256,131 shares of common stock outstanding as of April 23, 2010. Beneficial ownership is determined in accordance with SEC rules and regulations, and generally includes voting power or investment power with respect to securities held. Unless otherwise indicated and subject to applicable community property laws, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares shown as beneficially owned.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage
Peter V. Leparulo	910,621	2.8%
Russell Gerns	2,000	*
James Ledwith	17,195	*
Horst J. Pudwill(2)	122,254	*
John R. Ross	10,292	*
John Wakelin(3)	5,712	*
David A. Werner	146,222	*
Kenneth G. Leddon	62,050	*
Robert Hadley	33,668	*
Catherine F. Ratcliffe(4)	253,529	*
Slim S. Souissi(4)	173,035	*
All directors and executive officers as a group (12 persons)(5)	1,914,018	5.8%

*	Less than 1%.
(1)	Includes shares of our common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days as follows: Mr. Leparulo (704,105 shares), Mr. Ledwith (11,640 shares), Mr. Pudwill (46,017 shares), Mr. Ross (7,292 shares), Mr. Werner (131,017 shares), Mr. Leddon (47,046 shares), Ms. Ratcliffe (221,652 shares), Dr. Souissi (117,542 shares), Mr. Hadley (25,077 shares), Mr. Gerns (0 shares) and Gen. Wakelin (3,982 shares).
(2)	Includes 61,032 shares held of record by Bay Investments Ltd., for which Mr. Pudwill has voting and investment power.
(3)	Includes 1,730 shares of our common stock issuable upon the settlement of restricted stock units, which will vest on May 18, 2010.
(4)	Includes shares of our common stock that the following individuals will purchase pursuant to our Employee Stock Purchase Program on May 14, 2010: Ms. Ratcliffe (4,160 shares) and Dr. Souissi (7,246 shares).
(5)	Includes 1,461,807 shares of our common stock that may be acquired pursuant to stock options that are or will become exercisable, 1,730 shares of our common stock issuable upon settlement of restricted stock units, and 18,652 shares of our common stock that will be purchased pursuant to our Employee Stock Purchase Program, in each case, within 60 days.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by us to beneficially own five percent or more of our outstanding common stock. The information regarding beneficial ownership of the entities identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 23, 2010.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
Wellington Management Company, LLP(1) 75 State Street Boston, Massachusetts 02109	3,407,250	10.9%
BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	2,377,915	7.6%
Royce & Associates, LLC(3) 745 Fifth Avenue New York, New York 10151	2,294,976	7.3%

(1)	According to a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 10, 2010, Wellington has shared voting power with respect to 2,278,250 shares and shared dispositive power with respect to 3,407,250 shares. The Schedule 13G/A provides that Wellington is an investment advisor and that the shares of common stock listed on the Schedule 13G/A are owned of record by clients of Wellington. In addition, Wellington reported that these clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares of common stock and that none of these clients is known to have these rights or powers with respect to more than five percent of the Company’s common stock.
(2)	According to a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 29, 2010, BlackRock has sole voting power and sole dispositive power with respect to 2,377,915 shares.
(3)	According to a Schedule 13G/A filed by Royce & Associates, LLC (“Royce”) with the SEC on January 26, 2010, Royce has sole voting power and sole dispositive power with respect to 2,294,976 shares. The Schedule 13G/A provides that Royce is an investment advisor.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2009, the 1997 Employee Stock Option Plan, the 2000 Stock Incentive Plan (the “2000 Plan”), the 2000 Employee Stock Purchase Plan (the “Stock Purchase Plan”) and the 2009 Omnibus Incentive Compensation Plan (the “2009 Plan”) were the only compensation plans under which securities of the Company were authorized for issuance. These plans, including amendments, were approved by our stockholders. The following table provides information as of December 31, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,681,225	$11.95	(1)	2,776,115	(2)
Equity compensation plans not approved by security holders	0	—		0

Total	4,681,225	$11.95		2,776,115

(1)	The weighted-average exercise price takes into account 502,083 shares issuable upon vesting of outstanding restricted stock units, which have no exercise price. As of December 31, 2009, the weighted-average exercise price for outstanding stock options was $13.38.
(2)	Represents shares available for future issuance under the 2009 Plan and the Stock Purchase Plan. As of December 31, 2009, there were 2,261,464 shares of our common stock available for issuance under the 2009 Plan and 514,651 shares of our common stock available for issuance under the Stock Purchase Plan.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Selection

Ernst & Young LLP (“E&Y”) has been appointed by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2010. Representatives of E&Y are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

E&Y served as the Company’s independent registered public accounting firm for 2009. Previously, KPMG LLP (“KPMG”) was the Company’s independent registered public accounting firm. The following information was included in a Current Report on Form 8-K filed by the Company with the SEC on June 9, 2009. This information is included in this proxy statement in accordance with SEC regulations.

On June 3, 2009, the Audit Committee approved the dismissal of KPMG as the Company’s independent registered public accounting firm. The audit reports of KPMG on the Company‘s consolidated financial statements as of and for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report contained an explanatory paragraph stating that “as discussed in Note 1 to the consolidated financial statements, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, in 2008.” The audit report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2008 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During the year ended December 31, 2008 and the subsequent interim period through June 3, 2009, there were (a) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in its report and (b) no reportable events.

On June 3, 2009, the Audit Committee approved the engagement of E&Y as the Company’s independent registered public accounting firm. During the year ended December 31, 2008 and through June 3, 2009, neither the Company nor anyone on its behalf consulted with E&Y with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement or a reportable event.

Audit and Non-Audit Fees

The following table sets forth fees for audit services rendered by E&Y and KPMG for the audit of our consolidated financial statements for 2009 and 2008, and fees for other services rendered by E&Y and KPMG.

	2009		2008
	E&Y	KPMG	KPMG
Audit Fees(1)	$916,784	$897,591	$1,466,278
Audit-Related Fees	0	0	0
Tax Fees	0	0	0
All Other Fees(2)	0	0	906,500

Total	$916,784	$897,591	$2,372,778

(1)	Audit fees consist principally of fees for the audit of our annual consolidated financial statements, review of our interim consolidated financial statements and the audit of internal control over financial reporting.
(2)	For 2008, all other fees consist principally of fees for services related to the Audit Committee’s review of our revenue cut-off procedures, internal control and accounting related to certain customer contracts.

Pre-Approval Policies and Procedures

The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by our independent registered public accounting firm and establishes and pre-approves the aggregate fee level for these services. Any proposed services that would cause us to exceed the pre-approved aggregate fee amount must be pre-approved by the Audit Committee. All audit and non-audit services for 2009 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to oversee the financial reporting process of the Company on behalf of the Board of Directors, and to appoint, compensate, retain and oversee the services of the Company’s independent registered public accounting firm. The Audit Committee reviews the Company’s financial controls, meets with the Company’s management regarding the financial controls, acts upon recommendations of the Company’s independent registered public accounting firm and takes further actions as the Audit Committee deems necessary for the completion of an audit of the Company’s financial statements. The Company’s management has the primary responsibility for the preparation of the Company’s financial statements as well as its financial reporting processes, accounting principles and internal controls. The Company’s independent registered public accounting firm is responsible for performing an annual audit and quarterly reviews of the Company’s financial statements and, with respect to the annual audit, expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America. In addition, the Company’s independent registered public accounting firm expresses its own opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2009 with management and, separately, with Ernst & Young, LLP (“E&Y”), the Company’s independent registered public accounting firm. The Audit Committee has discussed with such firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements and matters relating to the auditor’s judgments about the acceptability and the quality of the Company’s accounting principles. In addition, the Audit Committee discussed with its independent registered public accounting firm matters related to its independence and received the written disclosures and letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

In the performance of this oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management and E&Y. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that Company management has maintained adequate financial reporting processes, accounting principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that E&Y meets the applicable standards for its independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Audit Committee
David A. Werner, Chair	James Ledwith

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These reporting persons are required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% stockholders were complied with during 2009.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in our proxy materials for our 2011 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at Novatel Wireless, Inc., Attention: Corporate Secretary, 9645 Scranton Road, San Diego, California 92121, by January 6, 2011, and otherwise comply with all requirements of the SEC and our certificate of incorporation and bylaws for stockholder proposals.

If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2011 Annual Meeting of Stockholders, you must give timely written notice of the proposal to our Corporate Secretary. To be timely, the notice must be received no earlier than February 10, 2011 and no later than March 12, 2011. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by our by-laws, a copy of which is available upon request from our Corporate Secretary at the above address.

OTHER MATTERS

The Board is not aware of any other matter of business that may be brought before the Annual Meeting. However, it any other matter properly comes before the Annual Meeting, it is intended that the enclosed proxy card will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Catherine F. Ratcliffe

Senior Vice President of Business Affairs,

General Counsel and Secretary

May 6, 2010

REVOCABLE PROXY—Novatel Wireless, Inc.

Annual Meeting of Stockholders—June 10, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Novatel Wireless, Inc. (the “Company”) acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, each dated May 6, 2010, and, revoking any proxy heretofore given, hereby appoints Peter V. Leparulo and Catherine F. Ratcliffe, and each of them, the proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on Thursday, June 10, 2010, at 2:00 p.m., local time, at the Woodfin Hotel, 10044 Pacific Mesa Blvd., San Diego, California 92121, and any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as set forth herein.

When properly executed, this Proxy will be voted as directed herein or, if not otherwise indicated, will be voted FOR approval of Proposals 1 and 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 10, 2010: THE NOTICE OF THE ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT WWW.NVTL.COM/PROXYMATERIALS.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Please complete, sign, date and return this Proxy as promptly as possible in the postage-paid return envelope provided.

*DETACH PROXY CARD HERE*

PLEASE DETACH HERE
*** You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope ***

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES SET FORTH IN PROPOSAL 1 AND “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010 SET FORTH IN PROPOSAL 2.

Proposals:

1.	Election of Directors
		For	Withhold				For	Withhold
	01 – James Ledwith	☐	☐	02 – John Wakelin			☐	☐

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.			For ☐	Withhold ☐	Abstain ☐

Non-Voting Items

Change of Address—Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Meeting.	☐

Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please date this Proxy and sign your name as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
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